Exhibit 10.18

Amendment to Real Estate License Agreement

This Amendment to Real Estate License Agreement, dated November 14, 2016 (this “Amendment”), is entered into by and between Cue Biopharma, Inc. (f/k/a Imagen Biopharma, Inc.), a Delaware corporation (“Licensee”) and Mass Innovation Labs, LLC, a Delaware limited liability company (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain Real Estate License Agreement dated July 29, 2016 (“Agreement”) whereby Licensor has granted Licensee a license for certain Licensed Premises (as defined in the Agreement);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the Agreement and is not in default of any covenants or obligations contained in the Agreement; and

WHEREAS, Licensor and Licensee desire to amend the Agreement in certain respects as set forth herein.

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensor and Licensee agree as follows:

Section 1 (License). Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

Effective December 1, 2016, Licensor grants to Licensee a non-transferrable, non-assignable license (the “License”) to use approximately 10,705 rentable square feet of Suite K located on the second floor of the Building and more specifically detailed in the shaded portion of the floor plan attached hereto as Exhibit 2 (the “Licensed Premises”) solely to: (1) conduct the business of Licensee; (2) collaborate with Licensor's staff and other licensees pursuant to this Agreement; and (iii) collaborate with representatives of other organizations and companies that have agreements with Licensor. Licensor retains all of the rights and privileges as the property owner that arc not inconsistent with the provisions of this Agreement.

Exhibit 2 of the Agreement shall be removed and replaced with the attached Exhibit 2: Licensed Premises.

Section 2 (Term and Termination). The following shall be added to the end of Section 2:

The License grants Licensee a license to occupy approximately 5,046 rentable square feet of Suite D located on the third floor of the Building until November 30, 2016. On or before December 1, 2016, Licensee shall fully vacate Suite D, remove any and all personal property located therein, and shall be responsible for any damage that Licensee has caused to Suite D.

Sections 3 (License Fee). Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

Effective December 1, 2016, Licensee shall pay, via an electronic funds transfer, a license fee equal to $170,000 per month (“License Fee”), which shall be paid in advance on or before the first day of each and every month during the Term of this Agreement as set forth in the License Fee Schedule attached hereto as Exhibit 3. If any payment of the License Fee is not received by Licensor on or before the first day of each month, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to five percent (5%) of the amount of such delinquent payment, in addition to any outstanding License Fee then owing.

Licensor acknowledges receipt of $80,000, which shall be applied toward a portion of the License Fee for April 1, 2018 through April 30, 2018. Licensee shall pay $90,000 on January 1, 2017, which shall be applied to the remaining portion of the License Fee for April 1, 2018 through April 30, 2018.

Exhibit 3 of the Agreement shall be removed and replaced with the attached Exhibit 3: License Fee Schedule.

Section 5 (Parking). Licensee's Parking Spaces shall be increased from five (5) to eleven (11).

Section 7 (Modifications to Licensed Premises). The following shall be added to the end of Section 7:

Notwithstanding the foregoing, Licensor shall complete certain improvements (“Improvements”) to the Licensed Premises as agreed upon between Licensor and Licensee. Licensee understands and agrees that any and all Improvements are subject to Licensor's approval, which may be withheld or conditioned for any reason. Licensor shall not be required to provide Improvements that, in the aggregate, cost more than $53,525 (“Improvement Allowance”). If the Improvements cost more than the Improvement Allowance, Licensor shall reimburse Licensor, for any sums exceeding the Improvement Allowance on or before January 1, 2017.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL OTHER TERMS AND CONDITIONS IN THE AGREEMENT REMAIN UNMODIFIED.

MASS INNOVATION LABS, LLC		CUE BIOPHARMA, INC.

/s/ Amrit Chaudhuri		/s/ Ronald D. Seidel, III
By:	Amrit Chaudhuri	By:	Ronald D. Seidel, III
Title:	CEO	Title:	EVP, Head of R&D
Date:	November 14, 2016	Date:	November 14, 2016

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